                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

          We consent to the incorporation by reference in this Registration Statement of US WATS, Inc. on Form S-3 of our report dated March 30, 1999, (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern) appearing in the annual report on Form 10-K of US WATS, Inc. for the year ended December 31, 1998, and to the reference to us under the heading "Experts" in the prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP


Philadelphia, Pennsylvania
February 4, 2000